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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549






                                    FORM 8-K

                                 CURRENT REPORT





                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


         DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) JUNE 23, 1998





                       KAUFMAN AND BROAD HOME CORPORATION
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

          DELAWARE                        1-9195                95-3666267
 (STATE OR OTHER JURISDICTION     (COMMISSION FILE NUMBER)    (IRS EMPLOYER
      OF INCORPORATION)                                      IDENTIFICATION NO.)



  10990 WILSHIRE BOULEVARD, LOS ANGELES, CALIFORNIA                90024
       (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                 (ZIP CODE)

                                 (310) 231-4000
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

                                 NOT APPLICABLE
          (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)



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ITEM 5. OTHER EVENTS.




FOR RELEASE TUESDAY, JUNE 23, 1998                     For further information:
6:00 AM - PDT                                          Dennis Welsch - Investors
                                                       (310) 231-4010
                                                       Jeff Charney - Media
                                                       (310) 231-4252


                            KAUFMAN AND BROAD REPORTS
                        55.6% INCREASE IN SECOND QUARTER
                               EARNINGS PER SHARE

LOS ANGELES (June 23, 1998) --- Kaufman and Broad Home Corporation (NYSE:KBH) today reported for the second quarter ended May 31, 1998, diluted earnings per share of $.42, an increase of 55.6% compared to diluted earnings per share of $.27 in the 1997 second quarter. Net income for the second quarter of 1998 totaled $17.2 million, up 60.9% compared to the prior year quarter. The improved results were primarily driven by increases in unit deliveries and construction gross margin, as well as significantly improved mortgage banking pretax income.

        "We expected to record strongly improved deliveries in the second quarter based on our excellent recent net orders and backlog trends; however, we also recorded an eighty basis point year-over-year improvement in housing gross margin for the second quarter which was particularly significant," said Bruce Karatz, chairman and chief executive officer. "This is the first tangible evidence that the expected KB2000-driven gross margin gains are being realized. Assuming stable business conditions, we believe the prospects are good for very favorable gross margin comparisons in the remaining quarters of 1998."

        Construction revenues for the 1998 second quarter totaled $526.7 million, up 29.4% versus the prior year quarter, driven by a 38.3% increase in unit deliveries which was partially offset by a 5.2% decline in average sales price and lower land and commercial revenues. Unit deliveries were up in all three of the Company's geographic segments, led by increases of 60.0% in Other U.S. and 118.2% in Foreign operations. Included in the 1,938 Other U.S. deliveries during the quarter were a total of 427 incremental deliveries from the Company's three recent acquisitions in Houston, Denver and Phoenix/Tucson. The decline in average sales price was due to a higher proportion of lower priced Other U.S. deliveries and a 25.4% decline in the average sales price in the Company's Foreign operations as a result of the SMCI acquisition in France in the third quarter



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of 1997. These declines were partially offset by a 4.0% increase in the average sales price for California.

        "As evidenced by deliveries and order rates thus far, we are very pleased with our recent acquisitions," Karatz said. "Integration of the acquired companies is proceeding smoothly and should be substantially complete by the end of our third quarter. We are increasingly confident that revenues and earnings per share contributions from these transactions will meet or exceed our original expectations, assuming stable business conditions."

        Net orders for the 1998 second quarter totaled 4,861 units, up 43.1% compared to the 1997 second quarter. California net orders were down 5.8%, as higher order rates per community were more than offset by a 17.1% decline in the average number of active communities, particularly in Northern California. Net orders from Other U.S. operations totaled 2,907 units, up 72.9% compared to the second quarter of 1997, including a total of 539 net orders attributable to the three newly acquired companies. Foreign net orders increased 135.6% in the quarter, driven primarily by the SMCI acquisition and improved market conditions in France. Backlog at the end of the 1998 second quarter totaled 7,581 units, or $1.1 billion, up 71.6% and 67.8%, respectively, compared to the prior year quarter. Included in 1998 backlog were 940 units, or $120.0 million, associated with the newly acquired companies.

        "Net orders have continued at very strong levels in all regions except California, where we expect to substantially close the gap in quarterly comparisons for community counts in the fourth quarter of 1998," Karatz said. "In addition, in selected markets, particularly in California, we have been aggressively increasing prices in certain hard-to-replace communities with high sales rates, with the effect of slowing sales rates in those communities to better match production. We are extremely pleased that our backlog ratio at the end of the 1998 second quarter reached 179.8%, showing steady progress toward our KB2000 goal of 200%." The backlog ratio is defined as the ratio of beginning backlog to deliveries in the succeeding quarter.

        Construction operating income for the 1998 second quarter totaled $27.9 million, or 5.3% of construction revenues, up 35.6% and .2 percentage points, respectively, compared to the 1997 second quarter. The increase in construction operating margin was driven by a .8 percentage point increase in housing gross margin to 18.8%, partially offset by a lower margin on land sales and an increase in the construction selling, general and administrative expense ("SG&A") ratio. Included in 1998 second quarter gross profits were land losses of $1.2 million, compared to an aggregate loss of $.1 million related to land and commercial activities in the prior year quarter. Excluding these losses, the 1998 second quarter construction operating income margin would have improved .4 percentage points versus the prior year quarter. The 1998 second quarter SG&A expense, measured as a percent of housing revenues, was 13.3%, down .5 percentage



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points from the 1998 first quarter, but up .4 percentage points from the 1997 second quarter. The quarterly year-over-year increase in the SG&A ratio was primarily due to: higher sales commissions; expenditures incurred in connection with extensive information systems revisions in support of the KB2000 operational business model; and expenses related to the acquisitions, including temporary duplicate overhead, as well as sales incentives associated with the sell through of non-KB2000 product. Partially offsetting the foregoing were favorable variances related to total Company advertising and sales incentives. Nonetheless, the Company expects that the SG&A ratio for the entire 1998 fiscal year will be approximately even with 1997, as quarterly year-over-year comparisons improve in the remainder of 1998, assuming stable business conditions.

        "In addition to quarterly year-over-year improvements in both gross and operating margins which are anticipated in the remainder of 1998, we are pleased to note the breadth and consistency of operating income contributions across all major regions of the Company," Karatz said.

        Mortgage banking pretax income for the 1998 second quarter totaled $4.7 million, up 55.3% compared to the prior year quarter due to increased loan closings and secondary marketing income. In addition, the loan mix was favorable, with fixed rate loans representing 77% of closings in this year's quarter, compared to 56% in the year ago quarter.

        For the first six months of 1998, the Company reported net income of $25.3 million, or $.62 diluted earnings per share, an increase of 63.2% versus the $.38 diluted earnings per share in the first six months of 1997. For the first six months of 1997, net income totaled $15.1 million. Construction revenues for the first half of 1998 totaled $944.0 million, up 26.4% from construction revenues of $746.7 million for the same period a year ago, as a 32.0% rise in deliveries to 6,038 units for the first six months of 1998 from 4,573 units for the first six months of 1997 was partially offset by lower land sales and a 3.2% decline in average sales price.

        As of the end of the 1998 second quarter, construction debt totaled $688.3 million, up $189.8 million from the year earlier period due principally to increased inventory levels resulting from the Company's overall growth in new communities as well as the acquisitions closed in the 1998 second quarter. Total consideration for the acquisitions, including debt assumed, was approximately $162 million. The Company's ratio of debt to total capital as of the end of the 1998 second quarter was 62.7%, compared to 56.5% and 59.1% at the end of the 1997 fiscal year and the end of the 1997 second quarter, respectively.

        As previously announced, the Company filed a registration statement, dated May 5, 1998, for the sale of approximately $150.0 million of securities, the proceeds of which will be used for general corporate purposes, including support of the Company's growth strategies and potential future acquisitions. The Company expects to complete the offering in the third quarter. The



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immediate use of proceeds will be to pay down existing bank debt. If the offering had been completed during the second quarter, the Company's pro forma ratio of debt to total capital at May 31, 1998, would have been below the Company's targeted range of 50% to 60%.

        Los Angeles-based Kaufman and Broad Home Corporation is the largest home builder in the United States west of the Mississippi River, delivering more single family homes than any other builder in the region. The Company operates nineteen homebuilding divisions located in California, Nevada, Arizona, New Mexico, Texas, Colorado, Utah, France and Mexico.

                        ---------------------------------

        Except for the historical information contained herein, certain of the matters discussed in this press release are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995, which involve certain risks and uncertainties, including but not limited to, changes in general economic conditions, materials prices, labor costs, interest rates, consumer confidence, competition, environmental factors, and government regulations affecting the Company's operations. See the Company's Annual Report on Form 10-K for the year ended November 30, 1997 for a further discussion of these and other risks and uncertainties applicable to the Company's business.

                                      # # #

                               (Financials Follow)



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

                       KAUFMAN AND BROAD HOME CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
         For the Six Months and Three Months Ended May 31, 1998 and 1997
              (In Thousands, Except Per Share Amounts - Unaudited)


                                                             Six Months                        Three Months
                                                     --------------------------        --------------------------
                                                        1998             1997             1998             1997
                                                     ---------        ---------        ---------        ---------
TOTAL REVENUES                                       $ 963,704        $ 762,246        $ 537,459        $ 415,000
                                                     =========        =========        =========        =========

CONSTRUCTION:
  Revenues                                           $ 944,026        $ 746,676        $ 526,717        $ 407,041
  Costs and expenses                                  (900,923)        (714,340)        (498,801)        (386,451)
                                                     ---------        ---------        ---------        ---------

  Operating income                                      43,103           32,336           27,916           20,590

  Interest income                                        2,849            2,251            1,327            1,164
  Interest expense, net of amounts capitalized         (14,799)         (16,444)          (7,662)          (8,048)
  Minority interests in pretax income of
    consolidated joint ventures                           (422)            (114)            (163)             (61)
  Equity in pretax income of
    unconsolidated joint ventures                          332               61               83               21
                                                     ---------        ---------        ---------        ---------
  Construction pretax income                            31,063           18,090           21,501           13,666
                                                     ---------        ---------        ---------        ---------

MORTGAGE BANKING:
  Revenues:
    Interest income                                      7,302            6,637            3,640            3,028
    Other                                               12,376            8,933            7,102            4,931
                                                     ---------        ---------        ---------        ---------
                                                        19,678           15,570           10,742            7,959
  Expenses:
    Interest                                            (7,136)          (6,222)          (3,557)          (2,976)
    General and administrative                          (4,685)          (3,789)          (2,464)          (1,944)
                                                     ---------        ---------        ---------        ---------

  Mortgage banking pretax income                         7,857            5,559            4,721            3,039
                                                     ---------        ---------        ---------        ---------

TOTAL PRETAX INCOME                                     38,920           23,649           26,222           16,705

Income taxes                                           (13,600)          (8,500)          (9,000)          (6,000)
                                                     ---------        ---------        ---------        ---------

NET INCOME                                           $  25,320        $  15,149        $  17,222        $  10,705
                                                     =========        =========        =========        =========

BASIC EARNINGS PER SHARE                             $     .65        $     .39        $     .44        $     .28
                                                     =========        =========        =========        =========

DILUTED EARNINGS PER SHARE                           $     .62        $     .38        $     .42        $     .27
                                                     =========        =========        =========        =========


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

                       KAUFMAN AND BROAD HOME CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                           (In Thousands - Unaudited)


                                                        May 31,        November 30,        May 31,
                                                          1998             1997             1997
                                                       ----------       ----------       ----------
ASSETS

CONSTRUCTION:
  Cash and cash equivalents                            $    9,012       $   66,343       $   11,666
  Receivables                                             169,760          169,988          121,593
  Inventories                                           1,049,788          790,243          789,296
  Investments in unconsolidated joint ventures              5,706            6,338            7,736
  Goodwill                                                 50,469           31,283           35,192
  Other assets                                             91,873           69,666           64,989
                                                       ----------       ----------       ----------

                                                        1,376,608        1,133,861        1,030,472
                                                       ----------       ----------       ----------

MORTGAGE BANKING:
  Cash and cash equivalents                                 8,674            1,899            6,121
  Receivables                                             243,392          280,230          183,900
  Other assets                                              2,781            3,001            3,000
                                                       ----------       ----------       ----------

                                                          254,847          285,130          193,021
                                                       ----------       ----------       ----------

TOTAL ASSETS                                           $1,631,455       $1,418,991       $1,223,493
                                                       ==========       ==========       ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

CONSTRUCTION:
  Accounts payable                                     $  179,816       $  163,646       $  127,882
  Accrued expenses and other liabilities                  114,098          105,376           76,673
  Mortgages and notes payable                             688,283          496,869          498,496
                                                       ----------       ----------       ----------

                                                          982,197          765,891          703,051
                                                       ----------       ----------       ----------

MORTGAGE BANKING:
  Accounts payable and accrued expenses                     9,308            7,300            6,323
  Notes payable                                           172,530          200,828          103,418
  Collateralized mortgage obligations secured by
    mortgage-backed securities                             55,198           60,058           64,726
                                                       ----------       ----------       ----------

                                                          237,036          268,186          174,467
                                                       ----------       ----------       ----------

Minority interests in consolidated joint ventures           1,985            1,858              657
Stockholders' equity                                      410,237          383,056          345,318
                                                       ----------       ----------       ----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY             $1,631,455       $1,418,991       $1,223,493
                                                       ==========       ==========       ==========


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                           KAUFMAN AND BROAD HOME CORPORATION
                                SUPPLEMENTAL INFORMATION
            For the Six Months and Three Months Ended May 31, 1998 and 1997
                                      (Unaudited)

                                              Six Months                        Three Months
                                     ------------------------------     -----------------------------
CONSTRUCTION REVENUES:                    1998             1997              1998            1997
                                     --------------   -------------     -------------   -------------
  Housing                            $     939,112    $    734,222      $    524,912    $    400,372
  Commercial                                    --           2,185                --           2,185
  Land                                       4,914          10,269             1,805           4,484
                                     -------------    ------------      ------------    ------------

    Total                            $     944,026    $    746,676      $    526,717    $    407,041
                                     =============    ============      ============    ============

                                              Six Months                        Three Months
                                     ------------------------------     -----------------------------
COSTS AND EXPENSES:                      1998             1997              1998            1997
                                     --------------   -------------     -------------   -------------
 Construction and land costs         $     773,872    $    614,526      $    428,993    $    334,938
 Selling, general and administrative
   Expenses                                127,051          99,814            69,808          51,513
                                     -------------    ------------      ------------    ------------

   Total                             $     900,923    $    714,340      $    498,801    $    386,451
                                     =============    ============      ============    ============

                                              Six Months                        Three Months
                                     ------------------------------     -----------------------------
AVERAGE SALES PRICES:                    1998             1997              1998            1997
                                     --------------   -------------     -------------   -------------
  California                         $     214,900    $    204,600      $    215,800    $    207,500
  Other U.S.                               120,100         117,900           120,000         117,800
  Foreign                                  137,600         201,400           143,400         192,100
                                     -------------    ------------      ------------    ------------

    Total                            $     155,500    $    160,600      $    154,000    $    162,400
                                     =============    ============      ============    ============

                                              Six Months                        Three Months
                                     ------------------------------     -----------------------------
NET ORDERS:                              1998             1997              1998            1997
                                     --------------   -------------     -------------   -------------
  California                                 2,660           2,553             1,391           1,476
  Other U.S.                                 4,969           3,209             2,907           1,681
  Foreign                                      948             389               563             239
                                     -------------    ------------      ------------    ------------

    Total                                    8,577           6,151             4,861           3,396
                                     =============    ============      ============    ============

                                              Six Months                        Three Months
                                     ------------------------------     -----------------------------
UNIT DELIVERIES:                         1998             1997              1998            1997
                                     --------------   -------------     -------------   -------------
  California                                 2,146           2,009             1,124           1,095
  Other U.S.                                 3,279           2,313             1,938           1,211
  Foreign                                      613             251               347             159
                                     -------------    ------------      ------------    ------------

    Total                                    6,038           4,573             3,409           2,465
                                     =============    ============      ============    ============

                                             May 31, 1998                       May 31, 1997
                                     ------------------------------     -----------------------------
                                        Backlog         Backlog           Backlog         Backlog
BACKLOG DATA:                            Units           Value             Units           Value
                                     --------------   -------------     -------------   -------------
  California                                 1,830    $    394,144             1,398    $    288,719
  Other U.S.                                 4,808         588,820             2,652         307,977
  Foreign                                      943         136,929               367          70,806
                                     -------------    ------------      ------------    ------------

    Total                                    7,581    $  1,119,893             4,417    $    667,502
                                     =============    ============      ============    ============



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                                   SIGNATURES

              Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  June 23, 1998

                                   KAUFMAN AND BROAD HOME CORPORATION
                                   Registrant

                             By:   /s/ Michael F. Henn
                                   ---------------------------------------------
                                   Michael F. Henn
                                   Senior Vice President and Chief Financial
                                   Officer



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